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                                                                      EXHIBIT 21


                       EMBEDDED SUPPORT TOOLS CORPORATION
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                            SCHEDULE OF SUBSIDIARIES
                            ------------------------


EST CORP. (UK) LIMITED
Ringwood House, Bell Road
Daneshill, Basingstoke
Hampshire RG24 8FB

Jurisdiction of Organization:  United Kingdom



EST CORP. NORDIC AB
Vallingbyplan 26
S-162 65 Vallingby
Sweden

Jurisdiction of Organization:  Sweden



EST KABUSHIKI KAISHA
Katori Building 8F
16-6 Nihonbashi-Kodenma-Cho
Cyuo-Ku Tokyo
Japan

Jurisdiction of Organization:  Japan



EST EUROPE S.A.R.L.
Promoploe, 12 Avenue Des Pres
78180 Montigny-Le-Bretonneux
France

Jurisdiction of Organization:  France
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EST GMBH
DaimlerStrabe 2
76316 Malsch
Germany

Jurisdiction of Organization:  Germany



EST CANADA
3651 Moncton Street
Unit 290
Richmond, B.C. Canada

Jurisdiction of Organization:  Canada